FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES THIRD QUARTER 2022
NET INCOME OF $0.47 PER SHARE AND CORE INCOME OF $0.78 PER SHARE

•Net income of $128 million, which includes $85 million of net investment losses, versus net income of $256 million, which includes $19 million of net investment gains, in the prior year quarter.
•Core income of $213 million versus $237 million in the prior year quarter reflects a $121 million pretax decline in investment income from LPs and common stock, partially offset by a $28 million pretax increase in investment income from fixed income securities and an $85 million pretax increase in P&C underwriting income.
•P&C core income of $260 million versus $217 million in the prior year quarter reflects higher pretax underwriting income and higher investment income from fixed income securities, partially offset by lower investment income from LPs and common stock.
•Life & Group core loss of $(22) million versus core income of $41 million in the prior year quarter reflects lower investment income from LPs. Results for the third quarter of 2022 included a favorable impact of $30 million pretax from the annual claim reserve reviews and there was no long term care unlocking event for active life reserves as a result of the gross premium valuation.
•Corporate & Other core loss of $(25) million versus $(21) million in the prior year quarter.
•P&C combined ratio of 95.8%, compared with 100.0% in the prior year quarter, including 5.5 points of catastrophe loss impact compared with 9.2 points in the prior year quarter.
•Pretax catastrophe losses of $114 million, includes $87 million for Hurricane Ian, versus $178 million in the prior year quarter.
•Underlying combined ratio of 91.1% was consistent with the prior year quarter. The underlying loss ratio was 59.9% and the expense ratio was 30.8%.
•P&C segments, excluding third party captives, generated gross written premium growth of 9%, or 10% excluding currency fluctuations. Net written premium growth of 8% in the quarter, or 9% excluding currency fluctuations.
•P&C renewal premium change of +8%, with written rate of +5% and exposure change of +3%. Earned rate of +7% for the quarter.
•Book value per share of $29.88 was impacted by a decrease in AOCI reflecting the effect of higher interest rates on fixed income securities net unrealized gains and losses; book value per share excluding AOCI of $45.16, a 5% increase from year-end 2021 adjusting for $3.20 of dividends per share.
•Board of Directors declares regular quarterly cash dividend of $0.40 per share.

CHICAGO, October 31, 2022 --- CNA Financial Corporation (NYSE: CNA) today announced third quarter 2022 net income of $128 million, or $0.47 per share, versus $256 million, or $0.94 per share, in the prior year quarter. Net investment losses for the quarter were $85 million, which include losses from fixed income securities as a result of portfolio repositioning, and a $35 million non-economic loss related to the expected novation of a coinsurance agreement in our Life & Group segment and associated funds withheld embedded derivative. Net investment gains were $19 million in the prior year quarter.
Core income for the quarter was $213 million, or $0.78 per share, versus $237 million, or $0.87 per share, in the prior year quarter. Our Property & Casualty segments produced core income of $260 million for the third quarter of 2022, an increase of $43 million compared to the prior year quarter driven by an $85 million pretax increase in underwriting income and a $25 million pretax increase in investment income from fixed income securities, partially offset by a $67 million pretax decline in investment income from LPs and common stock. Property & Casualty segments, excluding third party captives, generated gross written premium growth of 9%, or 10% excluding currency fluctuations, and net written premium growth of 8%, or 9% excluding currency fluctuations, driven by retention of 85%, renewal premium change of +8% and new business growth of 12%.
Our Life & Group segment produced a core loss of $(22) million for the third quarter of 2022, a decrease of $63 million, versus core income of $41 million in the prior year quarter driven by lower investment income from LPs. Results for the third quarter of 2022 included a favorable impact of $30 million pretax from the annual claim reserve reviews versus a favorable impact of $40 million pretax from the annual long term care claim reserve review in the prior year quarter. There was no long term care unlocking event for active life reserves in the quarter and margin increased by $53 million to $125 million, as a result of the gross premium valuation.
Our Corporate & Other segment produced a core loss of $(25) million for the third quarter of 2022, largely consistent with the the prior year quarter.
CNA Financial declared a quarterly dividend of $0.40 per share, payable December 1, 2022 to stockholders of record on November 15, 2022.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions, except per share data)	2022	2021	2022	2021
Net income	$128	$256	$646	$936
Core income (a)	213	237	774	841

Net income per diluted share	$0.47	$0.94	$2.37	$3.43
Core income per diluted share	0.78	0.87	2.84	3.08

	September 30, 2022	December 31, 2021
Book value per share	$29.88	$47.20
Book value per share excluding AOCI	45.16	46.02
(a)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.
"We are very pleased with our results in the quarter against a backdrop of continued pressure on equity markets and elevated industry catastrophe losses. Core income of $213 million was down $24 million due to a decline in LPs and common stock, offset to a large extent by an increase in our underwriting gain and increased investment income from our fixed income portfolio.
The increased underwriting gain of $85 million was driven by a 4.2 point improvement in the all-in combined ratio to 95.8%. Our extensive re-underwriting over the last several years helped to mitigate our catastrophe losses this quarter which were $114 million pretax, down $64 million from last year. Hurricane Ian accounted for $87 million of the total. P&C gross written premium ex captives grew by 9% this quarter and 10% excluding currency fluctuations. Renewal premium change of 8% remained consistent with last quarter. Written rate increase and the portion of exposure that acts like rate remains above loss cost trends.
We had strong top-line and bottom-line performance in our P&C segments and we remain optimistic about our growth opportunities with continued strong pricing and terms and conditions," said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Gross written premiums ex. 3rd party captives	$2,430	$2,224	$7,560	$6,790
GWP ex. 3rd party captives change (% year over year)	9%		11%
Net written premiums	$2,060	$1,909	$6,379	$5,755
NWP change (% year over year)	8%		11%
Net investment income	$230	$271	$692	$872
Core income	260	217	898	831

Loss ratio excluding catastrophes and development	59.9%	60.2%	60.0%	59.9%
Effect of catastrophe impacts	5.5	9.2	2.8	6.3
Effect of development-related items	(0.8)	(0.3)	(0.9)	(0.4)
Loss ratio	64.6%	69.1%	61.9%	65.8%

Expense ratio	30.8%	30.7%	30.8%	31.3%

Combined ratio	95.8%	100.0%	93.0%	97.4%
Combined ratio excluding catastrophes and development	91.1%	91.1%	91.1%	91.5%
•The underlying combined ratio was consistent with the prior year quarter. The underlying loss ratio improved 0.3 points and the expense ratio increased 0.1 points as compared to the prior year quarter.
•The combined ratio improved 4.2 points as compared with the prior year quarter. Catastrophe losses were $114 million, or 5.5 points of the loss ratio in the quarter compared with $178 million, or 9.2 points of the loss ratio, for the prior year quarter. Catastrophe losses in the third quarter of 2022 include $87 million for Hurricane Ian. Favorable net prior period development improved the loss ratio by 0.8 points in the current quarter compared with 0.3 points of improvement in the prior year quarter.
•P&C segments, excluding third party captives, generated gross written premium growth of 9%, or 10% excluding currency fluctuations, and net written premium growth of 8%, or 9% excluding currency fluctuations.

Business Operating Highlights
Specialty

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Gross written premiums ex. 3rd party captives	$958	$943	$2,816	$2,656
GWP ex. 3rd party captives change (% year over year)	2%		6%
Net written premiums	$840	$822	$2,443	$2,350
NWP change (% year over year)	2%		4%
Core income	$161	$173	$485	$531

Loss ratio excluding catastrophes and development	58.4%	59.1%	58.6%	59.1%
Effect of catastrophe impacts	0.2	0.4	0.1	0.4
Effect of development-related items	(1.9)	(1.8)	(1.4)	(1.7)
Loss ratio	56.7%	57.7%	57.3%	57.8%

Expense ratio	31.7%	30.6%	31.0%	30.4%

Combined ratio	88.7%	88.2%	88.5%	88.3%
Combined ratio excluding catastrophes and development	90.4%	89.6%	89.8%	89.6%
•The underlying combined ratio increased 0.8 points as compared with the prior year quarter. The expense ratio increased 1.1 points as compared with the prior year quarter driven by higher underwriting expenses. The underlying loss ratio improved 0.7 points as compared with the prior year quarter.
•The combined ratio increased 0.5 points as compared with the prior year quarter. Favorable net prior period development improved the loss ratio by 1.9 points in the quarter compared with 1.8 points of improvement in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 2% and net written premiums grew 2% for the third quarter of 2022.

Commercial

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Gross written premiums ex. 3rd party captives	$1,184	$1,005	$3,711	$3,176
GWP ex. 3rd party captives change (% year over year)	18%		17%
Net written premiums	$962	$831	$3,097	$2,622
NWP change (% year over year)	16%		18%
Core income	$80	$27	$350	$233

Loss ratio excluding catastrophes and development	61.5%	61.5%	61.5%	60.8%
Effect of catastrophe impacts	10.0	18.6	5.0	12.6
Effect of development-related items	—	0.5	(0.5)	0.6
Loss ratio	71.5%	80.6%	66.0%	74.0%

Expense ratio	29.9%	30.4%	30.1%	31.4%

Combined ratio	101.9%	111.6%	96.6%	106.0%
Combined ratio excluding catastrophes and development	91.9%	92.5%	92.1%	92.8%
•The underlying combined ratio improved 0.6 points as compared with the prior year quarter, reflecting the lowest underlying combined ratio on record. The expense ratio improved 0.5 points driven by net earned premium growth of 15%. The underlying loss ratio was consistent with the prior year quarter.
•The combined ratio improved 9.7 points as compared with the prior year quarter. Catastrophe losses were $103 million, or 10.0 points of the loss ratio in the third quarter of 2022 compared with $166 million, or 18.6 points of the loss ratio, for the prior year quarter. There was no impact on the loss ratio from net prior year development for the current quarter compared with 0.5 points of unfavorable development increasing the loss ratio in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 18% and net written premiums grew 16% for the third quarter of 2022.

International

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Gross written premiums	$288	$276	$1,033	$958
GWP change (% year over year)	4%		8%
Net written premiums	$258	$256	$839	$783
NWP change (% year over year)	1%		7%
Core income	$19	$17	$63	$67

Loss ratio excluding catastrophes and development	58.6%	58.9%	58.6%	59.2%
Effect of catastrophe impacts	4.1	3.4	2.7	2.0
Effect of development-related items	—	1.1	(0.6)	0.3
Loss ratio	62.7%	63.4%	60.7%	61.5%

Expense ratio	31.7%	32.1%	32.1%	33.3%

Combined ratio	94.4%	95.5%	92.8%	94.8%
Combined ratio excluding catastrophes and development	90.3%	91.0%	90.7%	92.5%
•The underlying combined ratio improved 0.7 points as compared with the prior year quarter driven by a 0.4 point improvement in the expense ratio and a 0.3 point improvement in the underlying loss ratio.
•The combined ratio improved 1.1 points as compared with the prior year quarter. Catastrophe losses were $10 million, or 4.1 points of the loss ratio in the third quarter of 2022 compared with $9 million, or 3.4 points of the loss ratio, for the prior year quarter. There was no net prior year development in the current quarter compared with 1.1 points of unfavorable development increasing the loss ratio in the prior year quarter.
•Excluding currency fluctuations, gross written premiums grew 12% and net written premiums grew 8% for the third quarter of 2022.

Life & Group

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Net earned premiums	$118	$123	$356	$369
Net investment income	187	240	600	724
Core (loss) income	(22)	41	7	120
Core results decreased $63 million for the third quarter of 2022 as compared with the prior year quarter primarily due to a $54 million pretax decline in net investment income from LPs.
Core loss for the third quarter of 2022 included a $30 million pretax favorable impact from the reduction in claim reserves from the annual claim reviews driven by the release of all remaining IBNR reserves established during 2020 and 2021 in response to the COVID-19 pandemic partially offset by an unfavorable impact from higher claim severity, including utilization and cost of care inflation, than anticipated in the reserve estimates. There was no long term care unlocking event for active life reserves in the quarter and margin increased by $53 million to $125 million, as a result of the gross premium valuation. Core income for the third quarter of 2021 included a $40 million pretax favorable impact from the reduction in long term care claim reserves from the annual claim reserve review.
Corporate & Other

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Net investment income	$5	$2	$10	$12
Insurance claims and policyholders' benefits	(13)	(6)	36	23
Interest expense	28	28	84	84
Core loss	(25)	(21)	(131)	(110)
Core loss increased $4 million for the third quarter of 2022 as compared with the prior year quarter.
Net Investment Income

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2022	2021	2022	2021
Net investment income	$422	$513	$1,302	$1,608
Net investment income decreased $91 million as compared with the prior year quarter. The decrease was driven by a decline in income from LP and common stock investments, which lost (2.1)%, or $(44) million for the third quarter of 2022 compared with a return of 3.8%, or $77 million in the prior year quarter. The decrease was partially offset by a $28 million increase in income from fixed income securities.
Stockholders' Equity
Stockholders’ equity of $8.1 billion decreased 37% from year-end 2021, primarily due to net unrealized investment losses compared to net unrealized investment gains at year-end 2021, resulting from the effect of higher interest rates on the fair value of the fixed income portfolio and dividends paid to stockholders, partially offset by net income. Net unrealized investment gains decreased $4.3 billion after-tax driven by a decrease in unrealized investment gains of $8.5 billion, partially offset by Shadow Adjustments of $3.1 billion and tax of $1.1 billion. Book value per share of $29.88 likewise decreased 37% from year-end 2021.
Book value per share ex AOCI of $45.16 increased 5% from year-end 2021 adjusting for $3.20 of dividends per share.
As of September 30, 2022, statutory capital and surplus for the Combined Continental Casualty Companies was $10,382 million.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 120 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe.  For more information, please visit CNA at www.cna.com.
Contact

Media:	Analysts:
Cara McCall, 312-822-1309	Ralitza Todorova, 312-822-3834

Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 8:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, Scott R. Lindquist, Executive Vice President and Chief Financial Officer of CNA Financial Corporation and other members of senior management. Participants can access the call by dialing (866) 580-3963 (USA Toll Free) or +1 (786) 697-3501 (USA Local). The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
•Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products to all types of insureds targeting small business, construction, middle markets and other commercial customers.
•International underwrites property and casualty coverages on a global basis through a branch operation in Canada, a European business consisting of insurance companies based in the U.K and Luxembourg and Hardy, our Lloyd's Syndicate.
•Life & Group primarily includes the results of the individual and group long term care businesses that are in run off.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re, asbestos and environmental pollution (A&EP), excess workers' compensation (EWC) and legacy mass tort.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophes and development.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss, expense and dividend ratios.
•Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.
•Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.
•Rate represents the average change in price on policies that renew excluding exposure change. For certain products within Small Business, where quantifiable, rate includes the influence of new business as well.
•Retention represents the percentage of premium dollars renewed, excluding rate and exposure changes, in comparison to the expiring premium dollars from policies available to renew.
•New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.

Statutory capital and surplus represents the excess of an insurance company's admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices. Statutory capital and surplus as of the current period is preliminary.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.

To the extent that unrealized gains on fixed income securities supporting the reserves of certain products within the Life & Group segment would result in a premium deficiency, or would impact the reserve balance if realized, a related increase in Insurance reserves is recorded, as a reduction of net unrealized gains (losses), net of tax, through Other comprehensive income (loss) (Shadow Adjustments).

Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and any cumulative effects of changes in accounting guidance. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Net income	$128	$256	$646	$936
Less: Net investment gains (losses)	(85)	19	(128)	95
Core income	$213	$237	$774	$841
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2022	2021	2022	2021
Net income per diluted share	$0.47	$0.94	$2.37	$3.43
Less: Net investment (losses) gains	(0.31)	0.07	(0.47)	0.35
Core income per diluted share	$0.78	$0.87	$2.84	$3.08
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	September 30, 2022	December 31, 2021
Book value per share	$29.88	$47.20
Less: Per share impact of AOCI	(15.28)	1.18
Book value per share excluding AOCI	$45.16	$46.02

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Annualized net income	$511	$1,022	$861	$1,248
Average stockholders' equity including AOCI (a)	8,803	12,666	10,451	12,686
Return on equity	5.8%	8.1%	8.2%	9.8%

Annualized core income	$848	$948	$1,031	$1,122
Average stockholders' equity excluding AOCI (a)	12,229	12,238	12,361	12,111
Core return on equity	6.9%	7.7%	8.3%	9.3%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2022 CNA. All rights reserved.

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